Exhibit 7

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT dated as of July 1, 2025, by and among Cantor EP Holdings III, LLC, Cantor Fitzgerald, L.P., CF Group Management, Inc. and Howard W. Lutnick (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Cantor Equity Partners III, Inc., as of July 1, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: July 1, 2025	CANTOR EP HOLDINGS III, LLC

	By:	/s/ Brandon Lutnick
		Name:	Brandon Lutnick
		Title:	Chief Executive Officer

Date: July 1, 2025	CANTOR FITZGERALD, L.P.

	By:	/s/ Brandon Lutnick
		Name:	Brandon Lutnick
		Title:	Chief Executive Officer

Date: July 1, 2025	CF GROUP MANAGEMENT, INC.

	By:	/s/ Brandon Lutnick
		Name:	Brandon Lutnick
		Title:	Chief Executive Officer

Date: July 1, 2025		/s/ Howard W. Lutnick
Howard W. Lutnick